Exhibit 5

March 29, 2023

NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:
We have acted as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), in connection with the Distribution Agency Agreement, dated March 29, 2023, among NEP and Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC (“Agreement”), pursuant to which common units representing limited partner interests in NEP having an aggregate sales price of up to $500,000,000 (“Common Units”) may be offered and sold from time to time pursuant to Registration Statement No. 333-270508 (“Registration Statement”) filed with the Securities and Exchange Commission (“Commission”).

In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.

Based upon the foregoing, we are of the opinion that the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of such Common Units (other than as provided in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)), when the Common Units shall have been issued and sold in compliance with NEP’s Fifth Amended and Restated Agreement of Limited Partnership, dated as of November 12, 2019 (“Partnership Agreement”), for the consideration contemplated by resolutions adopted by NEP’s Board of Directors on April 20, 2022 and the Pricing Committee of NEP’s Board of Directors on March 29, 2023 approving and authorizing the issuance and sale of the Common Units pursuant to the Partnership Agreement and the Agreement and otherwise as contemplated by the Registration Statement, the prospectus supplement, dated March 29, 2023 (“Prospectus Supplement”), and accompanying prospectus, dated March 29, 2023 (“Base Prospectus”).

This opinion letter is limited to the DRULPA as in effect on the date hereof, and we do not

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	T +1.212.309.6000
United States	F +1.212.309.6001

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NextEra Energy Partners, LP
March 29, 2023

express any opinion as to the effect of any other laws on the opinion herein stated.

We hereby consent to the reference to us under the heading “Legal Opinions” in the Prospectus Supplement, to the references to us in the Registration Statement, including under the heading “Legal Opinions” in the Base Prospectus, and to the filing of this opinion letter as an exhibit to the NEP’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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